Exhibit No. 4
Form 10-SB
Century Controls, Inc.


     THIS LEASE made this                          by and between
DDBD, Inc. ("Landlord"), and Century Controls, Inc. ("Tenant").

WITNESSETH:

For and in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

SECTION I - LEASED PREMISES

1.1 Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises located in Suite 226 (the "leased premises") with an area of approximately 1,380 rentable square feet (1,200 usable square feet) as defined below. The leased premises are more particularly described and located on Exhibit A (Legal Description) and Exhibit B (Demised Premises), respectively, attached hereto and by this reference incorporated herein. The building located on the real property described in Exhibit A is referred to herein as the "building." "Rentable square feet" shall mean the product of the usable square feet within a tenant's leased premises (as measured from the inside face of the corridor wall and the inside face of the exterior wall or glass wall and from the centerline of each demising wall without deductions for any pillars or vertical penetrations of a tenant's leased premises) multiplied by the building common area factor or Rentable/Usable factor ("R/U factor") of 1.15. "Building rentable area" shall be computed from the inside surface of the dominant portion of the permanent outer building walls, without deductions for any pillars or vertical penetrations within the building. The RIU factor is subject to change from time to time to reflect changes in common areas, and is the quotient of the building rentable area divided by the sum of all usable areas in the building whether occupied or vacant.

1.2 Reserved to Landlord. Landlord reserves all air rights over the leased premises, the use of the exterior walls, the roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the leased premises in locations which will not materially interfere with Tenant's use thereof to serve other parts of the building, and the right to use the land below the leased premises in any manner not interfering with the Tenant's use of the leased premises.

1.3 Changes to the Building. Landlord reserves the right at any time to make alterations or additions to the building in which the leased premises are contained and to build adjoining the same. Landlord also reserves the right from

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time to time to construct other structures or improvements in the building, to make alterations thereof or additions thereto and to relocate the various structures, parking and other common areas comprising the buildings. Provided, however, Landlord shall at all times maintain the general quality and character of the Building, and provided, further that none of the rights fin this section reserved to the Landlord may be exercised in such a manner or fashion as will or does unreasonably interfere with the Tenant's use and possession of the leased premises for the purposes herein contemplated.

SECTION II - TERM/OCCUPANCY

2.1 Lease Term. The term of this Lease shall commence upon the "Commencement Date," which shall be the anticipated date of occupancy of August 15, 1999; provided that if Tenant commences conducting business in any portion of the leased premises prior thereto, the Commencement Date shall be the date Tenant so commences conducting business. Following the
Commencement Date, the term of this Lease shall, continue for a term of three (3) years plus, if the Commencement Date is not the first day of a calendar month, the partial calendar month in which the Commencement Date occurs. The leased premises shall be "substantially completed" on or before the Commencement, which means complete in all respects as provided in the approved plans and specifications for Landlord's work, save and except for such defects and omissions therein which do not materially interfere with or prevent the use and enjoyment of the leased premises. The term "lease year" shall mean a fiscal year commencing January 1st and ending December 31st of any given year, and (unless the context in which used otherwise requires) the-term "year" shall mean the 365 or 366 days (as the case may be) from one date in one calendar year through the date immediately prior to it in the following calendar year.

SECTION III - RENT

3.1 Minimum Rent. Tenant shall pay to Landlord, without any off set or deduction whatsoever, as fixed minimum rental ("Base"), Eight Hundred Twenty One and 37/100 dollars ($821.37) which rent shall be paid in advance on or before the first day of each calendar month of the lease term. The first months rental shall be made before possession of the leased premises is given to the Tenant and shall be prorated if the first month of rental is a partial month pursuant to Section 3.4.

3.2 Additional Rent. In addition to minimum rent, all other sums to be paid are reimbursed by Tenant to the Landlord, whether or not so designated, shall be "additional rent" for the purposes of this lease. If Tenant defaults in the performance of any of its obligations hereunder, Landlord may, but shall not be

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obligated  to,  perform  under such  obligations,  and  the  cost
thereof  to  Landlord  shall  also be  additional  rent.   Unless
otherwise specifically provided herein, Tenant shall pay Landlord all additional rent upon demand and in no event later than the date on which the next rent payment hereunder in due and payable.

  3.3 Tenant's Contribution. In December of each calendar year, Landlord will notify Tenant in writing of the Landlord's reasonable or good faith estimate of the amount of the contributions due for the following twelve months pursuant to Sections 5.1, 5.3, 9.3 and 10.4, which amounts Tenant shall pay in advance in twelve (12) equal, monthly installments on the first day of each month of such lease year. At the end of each lease year, or at the expiration or sooner termination of the lease term, Landlord will compute Tenant's contributions for such year and, if total amount of contributions paid for such year is less than the amounts of the contributions due for such lease year, the Tenant shall immediately pay Landlord any deficiency. If the total amount of contributions paid for. such year exceeds the amount which Tenant is required to contribute pursuant to said Sections, then Landlord shall credit or refund such excess to Tenant as requested by Tenant; provided, however, upon expiration or sooner termination of the lease term, if Tenant has otherwise complied with all other terms of this Lease, Landlord shall refund such excess to Tenant. If this Lease commences on a date other than the first day of January, Landlord shall estimate Tenant's contributions for that portion of the lease year, and Tenant shall pay such charge in equal monthly installments on the first day of the remaining months of the lease year. If at any time Landlord obtains additional information regarding the actual amounts of the contributions, Landlord shall adjust the amount of monthly installments due during the balance of the year to reflect such additional information by giving Tenant written notice thereof, which notice shall also state the amount of the excess or deficiency, it any, in the prior monthly payments for the lease year. Landlord shall immediately refund any excess Tenant, and Tenant shall pay deficiency within twenty (20) days of its receipt of the notice and shall make the adjusted monthly payments for the remainder of the lease year. Tenant, at its expense, shall have the right during and within one year after the end of the Term, to annually inspect, copy and audit Landlord's books and records relating to the costs payable pursuant to Sections 5.1, 5.3, 9.3 and 10.4 and other matters arising under this lease during the Term. Landlord shall keep and maintain true, correct and complete books and records with respect to the operation of the building or otherwise related to any building operating costs and shall retain at Landlord's office all books and records relating to such costs for a period of three years after the calendar year of which they accrue. Notwithstanding anything contained in this Lease to the contrary, Tenant shall pay a minimum of Three Dollars ($3.00) per square foot of leased premises per year, throughout the lease term (including any extensions thereof), as Tenant's Contribution pursuant to Sections 5.1, 5.3, 9.3 and 10.4 hereof.

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3.4   Pro-rata Share. Notwithstanding anything contained in  this
Lease to the contrary, if the lease term commences on a day other than the first day of a calendar month, the minimum rental, all additional rental, all Tenants Contributions, and all other charges with respect to the leased premises and the use thereof for such month or months shall be the full monthly amount thereof multiplied by a fraction the numerator of which is the number of days within the particular month contained within the lease term and the denominator of which is the number of days within said month.

3.5 Default Charge. if Tenant fails to pay within ten days (twenty days for the first occurrence in any lease year) of the appropriate due date, a late charge equal to five percent (5%) of the unpaid amount shall be imposed and immediately due and payable. Thereafter, interest shall accrue on past rent due plus late charge at an annual rate of twelve percent (12%) from the due date until paid.

SECTION IV - CONDUCT OF BUSINESS

4.1 Use of Leased Premises. Tenant shall have use of the leased premises for the following purposes and for no other purposes, to-wit General Office Use.

4.2 Appearance of leased premises. Tenant shall maintain the premises in a clean, orderly and neat fashion to conform with the high standards of appearance of the building, permitting no odors to be emitted from the lease premises and/or permit any accumulation of trash. Tenant shall store all trash, refuse and waste material so as not to constitute a health or environmental or fire hazard or nuisance problem, in adequately covered and labeled containers which are located within the leased premises so as not to be visible to the general public or which are located in areas designated by Landlord. No sale, storage or display of merchandise, by vending machine or otherwise, shall be permitted outside or in front of the leased premises. Any loudspeakers used shall not be audible from outside the leased premises.

4.3 Unlawful Use. Tenant shall not use or permit the leased premises or any part thereof to be used for any purpose in violation of any municipal, county, state or federal law, ordinance  or  regulation, or for any purpose  offensive  to  the standards of the community of which the building is a part. Tenant shall promptly comply, at its sole cost and expense, with all laws, ordinances, and regulations now in force or hereafter adopted and with the requirements of any board of fire underwriters or similar body relating to or affecting the condition, use or occupancy of the leased premises.

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4.4   Liens  and  Encumbrances.  Tenant  shall  keep  the  leased premises free and clear of all liens and encumbrances arising out of any labor performed at or materials furnished to the leased premises or the Building at Tenant's request.

4.5 Signs. Tenant shall not erect or place, or permit to be erected or placed, or maintain any signs of any nature or kind, including but not limited to decorations, lettering or advertisement, either on the exterior walls of the leased premises or elsewhere in the building (including signs placed in the interior of the premises for exterior view) without Landlord's prior written consent.

SECTION V - UTILITIES AND OTHER CHARGES

5.1 Utility Charges. Tenant shall be solely responsible for and shall promptly pay all charges for heat, water, light, gas, electricity, sewer, garbage, fire/security protection and any other utility used or consumed on the ' leased premises for which there is a separate meter monitoring the consumption of said utility within the leased premises alone. If Landlord shall elect to supply the service or services used, or if said services are invoiced to Tenant through Landlord, Tenants shall accept and use the same as tendered by Landlord and pay Landlord as additional rent its proportionate share of said utilities in the manner provided in Section 3.3 hereof. Tenant's share of utilities shall be determined by multiplying such utility costs by a fraction, the numerator of which is the rentable square feet of the leased premises and the denominator of which is the building rentable area on the first day of such prior lease month. In no event shall Landlord be liable for an interruption of the supply of any such utilities to the leased premises due to causes beyond the Landlord's control. Tenant agrees to keep the temperature of the leased premises at such level as may be reasonably required by Landlord to protect the building and prevent the dissipation of heat or air conditioning on the areas adjacent to such premises.

5.2 Licenses and Taxes. Tenant shall be liable for, and shall pay throughout the lease term all license, excise fees, permits, occupation taxes and any other taxes or business expenses covering the business conducted on the leased premises and all personal property taxes levied with respect to all personal property located at the leased premises.

5.3 Tenant's Participation in Real Estate Taxes and special assessments. Tenant shall pay Landlord as additional rent its proportionate share of taxes and special assessments on the building in the same manner provided in Section 3.3 hereof. Tenant's share of taxes shall be an amount equal to the real estate taxes, including installments of special assessments, actually paid by Landlord during each lease year of the lease term (excluding penalties and interest on penalties thereon), with respect to the lands

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and  improvements  comprising  the
building, multiplied by a fraction, the numerator of which is the rentable square feet of the leased premises and the denominator of which is the building rentable area on the first day of such lease year. If, at any time after the date hereof, the methods of taxation shall be altered so that in lieu of or a substitute for the whole or any part of the real estate taxes or assessments levied, assessed or imposed on or with respect to the leased premises or building, there should be levied, assessed or imposed an income or franchise tax as a capital levy on the rents received, or the rate thereof shall be increased, then such new tax or the amount attributable to the increase shall be included for purposes of computing Tenant's share of real estate taxes hereunder. Landlord shall use best efforts to exercise any election available to it to pay any special assessments over the longest period available to it.

SECTION VI - DEPOSIT

6.1 Deposit. Tenant has deposited with Landlord the sum of one months net rent ($821.37 dollars). Landlord shall pay Tenant the balance thereof less any damages caused by the Tenant's breach of any of its obligations hereunder, within thirty (30) days after the twelfth full month of rental or prior termination of the lease term. Landlord shall be entitled to withdraw from the deposit the amount of any unpaid rent or additional rent or other charges not paid to Landlord when due, and Tenant shall immediately redeposit an amount equal to that so withdrawn

SECTION VII - COMPLETION AND ALTERATIONS

7.1 Completion of leased premises. Landlord shall construct the leased premises in accordance with the outline, descriptions and specifications set forth in Paragraph 22.1 hereto. Upon delivery of the leased premises, Tenant shall inspect the improvements and shall be determined to have accepted them in their present condition unless it notifies Landlord within thirty (30) days thereafter of any defects.

7.2 Alterations by Tenant. Tenant shall not make any alterations, additions, or improvements, greater than $1,000 in value, in or to the leased premises, without prior written consent of Landlord, which consent shall not be unreasonably withheld, all such alterations, additions, or improvements being made at Tenants sole expense. Tenant shall secure any and all governmental permits required in connection with any such work and perform such work in accordance with all applicable governmental requirements and restrictions. Tenant shall hold Landlord harmless from and indemnity Landlord against any and all losses, liabilities (including without limitation the expenses described in Section 10. 1), costs, and expenses and any and all liens resulting from such work. Upon expiration or sooner termination of this lease, and recovery of

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possession by Landlord, all alterations, additions and improvements
(except Tenant Fixtures) shall immediately become the property of Landlord without any obligation to pay there for.

SECTION VIII - MAINTENANCE OF LEASED PREMISES

8.1 Maintenance and Repair by Tenant. Tenant at Tenant's expense shall at all times throughout the lease term keep the [eased premises clean and in good condition. Those fixtures, appurtenances, mechanical and other building systems serving the leased premises and also serving other portions of the building (such as electrical, heating, ventilating, air conditioning and plumbing systems) shall be maintained pursuant to paragraph 9.3. Landlord shall be responsible for the repair of the foundation and structural aspects of the buildings exterior and load bearing walls, roofs and floors, so long as any repairs or maintenance thereto is not necessitated by any action or omission or negligence of Tenant, in which event Tenant shall be solely responsible for such repairs.

8.2 Failure to Maintain. It Tenant fails to keep and maintain the leased premises in the condition set forth in Section 8.1 and such failure continues for a period of ten (10) days following the receipt of written notice thereof from Landlord, Landlord may, at its option, put or cause the same to be put in the condition agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the leased premises for the purpose of making such repairs upon the failure of Tenant to do so.

8.3 Surrender of leased premises. At the expiration or sooner termination of this Lease, Tenant shall return the leased premises to Landlord in the same condition in which received (or, if altered by Landlord or by Tenant with Landlord's consent, then the leased premises shall be returned in such altered condition) reasonable wear and tear and insured loss excepted. Prior to such return Tenant may remove all its personal property and trade fixtures from the leased premises, and shall restore the leased premises to the condition they were in prior to the installation of said items, reasonable wear and tear and insured loss excepted. Tenant's obligation to perform this covenant shall survive the expiration or termination of this lease.

SECTION IX - COMMON AREAS

9.1 Control of Common Areas by Landlord. Landlord shall at all times have the exclusive control and management of all parking areas, access roads, driveways, entrances, retaining walls and exits thereto, truck ways, loading docks, package pickup stations, pedestrian malls, courts, sidewalks and ramps,

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expense incurred in operating, lighting, policing, cleaning, managing, maintaining the common areas and facilities actually used or available for use by Tenant, but specifically including, without limitation, the cost of gardening; re-carpeting, re-tiling or any other floor resurfacing; the cost of public liability and property damage insurance and vandalism insurance: the cost of fire and extended coverage insurance and plate glass insurance in common areas; utility expenses for lighting; personal property taxes, maintenance cost for equipment and building systems including replacement when necessary; minor roof repair and patching; subsidies and other payments which the building may be required to pay public bodies, including those for traffic signals and controls for fire protection; repairs; the cost of resurfacing, painting and sanitary control; the cost of snow, trash, rubbish, garbage refuse removal; and the cost of personnel
to   implement   all  such  services,  including   policing   and
maintaining  traffic control on the common areas  and  facilities and resurfacing of common areas. Also included are any future improvement costs to common areas which may be required under the Americans with Disabilities Act. Tenant is not responsible for any initial upgrades or betterments to common areas that Landlord elects to make to bring the existing common areas, at the time of Landlords purchase of the building, up to Landlords desired level of appearance and performance. Notwithstanding anything to the contrary in the lease and only to the extent that the operating cost of the common area and facilities, common fixtures and building systems exceeds the minimum charge of $3.00 per square foot of leased premises pursuant to Section 3.3 hereof, Tenant's Contributions shall not include (i) payments of principal and interest on any mortgages, -deeds of trust or other encumbrances upon the building: (ii) depreciation of the capital costs related to the building except when made (a) to reduce operating costs or limit increases therein, (b) as required by landlord's insurance carrier, or (c) as required by any law, rule, regulation or order of  any governmental authority; (iii) costs and disbursements and
any   other   cost   or  expense  incurred  in  connection   with
negotiations  or  disputes  with  tenants,  other  occupants   or
prospective tenants or other occupants of the building, including any leasing commissions or brokerage fees; (iv) costs incurred in
renovation   or   otherwise   improvements   or   decorating   or
redecorating space for tenants or other occupants in the building or vacant space leased or held or designated for lease in the building or costs related thereto, including but not limited to any alterations to the building in connection with, or which are required by reason of, any lease or agreement with any tenant or other occupant; (v) costs of any removal or abatement of hazardous substances or asbestos other than those placed or released by Tenant; (vi) Landlord's executive salaries and other overhead costs; and (vii) management fees in excess of market rates (viii) cost of correcting defects in, or inadequacy of, the building shelf or the materials used in the construction of the building shell.

9.2 License. All common, areas and facilities which Tenant maybe permitted to use and occupy are to be used and occupied under an irrevocable non-exclusive license. However, if the amount of such areas of facilities be diminished due to causes beyond the Landlord's control, such diminution shall not , be deemed constructive or actual eviction, and Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent.

9.3 Maintenance Charge. Tenant shall pay to Landlord, as additional rent in the manner provided in Section 3.3, a monthly maintenance charge to defray the operating cost of the common areas and facilities. The amount of the monthly maintenance charge shall be equal to Tenant's pro-rata share of the operating costs for the prior calendar month, which share shall be determined by multiplying such costs by a fraction, the numerator of which is the rentable square feet of the leased premises and the denominator of which is the total occupied building rentable area on the first day of such prior lease month. For purposes of this paragraph, the term "operating cost of the common area and facilities, common fixtures and building systems" means the total cost and

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expense incurred in operating, lighting, policing, cleaning, managing, maintaining the common areas and facilities actually used or available for use by Tenant, but specifically including, without limitation, the cost of gardening; re-carpeting, retiling or any other floor resurfacing; the cost of public liability and property damage insurance and vandalism insurance; the cost of fire and extended coverage insurance and plate glass insurance in common areas; utility expenses for lighting; personal property taxes; maintenance cost for equipment and building systems including replacement when necessary; minor roof repair and patching; subsidies and other payments which the building may be required to pay public bodies, including those for traffic signals and controls for fire protection; repairs;
the cost of resurfacing, painting and sanitary control; the cost of snow, trash, rubbish, garbage refuse removal; and the cost of personnel to implement all such services, including policing and maintaining traffic control on the common areas and facilities and resurfacing of common areas, Also included are any future improvement costs to common areas which may be required under the Americans with Disabilities Act. Tenant is not responsible for any initial upgrades or.betterments to common areas that Landlord elects to make to bring the existing common areas, at the time of Landlords purchase of the building, up to Landlords desited level of appearance and performance. Notwithstanding anything to the contrary in the lease and only to the extent that the operating cost of the common area and facilities, common fixtures and building systems exceeds the minimum charge of $3.00 per square toot of leased premises pursuant to Section 3.3 hereof, Tenant's Contributions shall not include (i) payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the building; (H) depreciation of the capital costs related to the building except when made (a) to reduce operating'costs or limit increases therein, (b) as required by landlord's insurance carrier, or (c) as required by any law, rule, regulation or order of any governmental authority: (iii) costs and disbursements and any other cost or expense incurred in connection with negotiations or disputes with tenants, other occupants or prospective tenants or other occupants of the building, including any leasing commissions or brokerage fees; (iv) costs incurred in renovation or otherwise improvements or decorating or redecorating space for tenants or other occupants in the building or vacant space leased or held or designated for lease in the building or costs related thereto, including but not limited to any alterations to the building in connection with, or which are required by reason of, any lease or agreement with any tenant or other occupant; (v) costs of any removal or abatement of hazardous substances or asbestos other than those placed or released by Tenant; (vi) Landlord's executive salaries and other overhead costs; and (vii) management fees in excess of market rates (viii) cost of correcting defects in, or inadequacy of, the building shell or the materials used in the construction of the building shell.

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9.4   Solicitation  of  Business. Tenant and  its  employees  and agents shall not solicit business, nor distribute handbills or other advertising matter in the parking or other common areas.

SECTION X - INSURANCE AND INDEMNITY

10.1 Indemnification. Landlord shall not be liable for any injury to any person, or for any loss of or damage to any property (including property of Tenant) occurring in or about the leased premises from any cause whatsoever, except when caused by the Landlord's own negligent or intentional acts or omissions. Tenant shall indemnify and save Landlord, its officers, agents, employees and contractors and other tenants and occupants of the building harmless from all loss, damage, liability, or expense including but not limited- to legal and other fees, resulting from any actual or alleged injury to any person or from any actual or alleged loss, or damage to any property arising out of Tenant's operation or occupation of the leased premises, or from Tenant's breach of its other obligations hereunder. Landlord shall indemnify and save Tenant, its officers, agents, employees and contractors harmless from all laws, damage, liability or expense including but not limited to legal and other fees, resulting from any actual or alleged injury to any person or from any actual or alleged loss, or damage to any property arising out of the operation or occupation of the building (except for Tenant's operation or occupation of the leased premises), or from Landlord' breach of its other obligations hereunder. The indemnification provided for in this section with respect to any acts or omissions during the term of this Lease shall survive any termination or expiration of this Lease. Tenant shall promptly notify Landlord of casualties or accidents occurring in or about the leased premises

10.2 Insurance. Tenant shall, at its own expense, maintain adequate liability insurance with a reputable insurance company or companies, in minimum amounts of $200,000 for property damage and minimum amounts of $1,000,000 (per individual) and $2,000,000 (per accident) for personal injuries, to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities and expenses. Landlord shall be named as one of the insured and shall be furnished a copy of such policy or policies of insurance which shall be an endorsement that the same shall not be canceled without ten (10) days prior written notice to Landlord. Landlord agrees to purchase in advance, and to carry in full force and effect, (a) "all risk" property insurance coverage on the building, exclusive of Tenant's leasehold improvements, in such amount as Landlord deems prudent, and (b) comprehensive general public liability insurance covering the building, in a combined single limit amount of not less than $1,000,000 and written on an "occurrence" basis.

10.3 Increase in Insurance Premium. Tenant shall not keep, use, sell or offer for sale in or upon the leased premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall pay immediately any increase in Landlord's premiums for casualty and fire (including extended coverage) and rent loss insurance during the term of this Lease which directly result from Tenant's occupancy of the leased premises, or from the type of merchandise which the Tenant stores or sells on the leased premises whether or not Landlord has consented thereto. In determining whether increased premiums are the result of Tenant's use of leased premises, a schedule issued by the organization selling the insurance rate on the leased premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the insurance rates on the leased premises.

10.4 Tenant's Participation in Cost of Insurance. Tenant shall pay Landlord as additional rent its proportionate share of insurance for the building in the manner provided in Section 3.3 hereof. Tenant's share of insurance shall be an amount equal to all insurance premiums paid by Landlord with respect to the building (but excluding all premiums paid by Tenant under terms of Section 10.3 and by other tenants of the building under similar provisions in their leases) during each lease year of the lease term, multiplied by a fraction, the numerator of which is the rentable square feet of the leased premises and the denominator of which is the building rentable area on the first day of such lease year,

10.5 Waiver of Subrogation. Landlord and Tenant hereby waive any rights each may have against the other, and Tenant hereby waives any rights it may have against Landlord's lender(s), on account of any loss or damage occasioned to the Landlord or Tenant, as the case may be, or their respective property, the leased premises, its contents or to other portions of the building, arising from any risk generally covered by fire and extended coverage insurance-, and the parties each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, as the case may be. The Tenant, on behalf of its insurance companies insuring the premises, its contents, Tenant's other property or other portions of the building, waives any right of subrogation which such insurer or insurers may have against any of Landlord's lenders. The foregoing waivers of subrogation shall be operative only so long as available in the State where the building is situated and provided further that no such policy is invalidated thereby.

SECTION XI - ASSIGNMENT AND SUBLEASING

11.  1      Assignment or Sublease. Tenant shall not  assign  the
whole or any part of the leased premises, nor shall this Lease or
any   interest  thereunder  be  assignable  or  transferable   by
operation  of law or any process or proceeding of
any court, or otherwise, without prior written consent of Landlord,
which consent shall not be unreasonably  withheld  or  delayed   by
Landlord.  Any  assignment or sublease without  Landlord's  prior
written   consent   shall,  at  Landlord's   option,   be   void.
Notwithstanding anything to the contrary in this Section 11. 1, Tenant shall have the right to assign this lease (upon written notice to Landlord, but without Landlord's consent) to an entity controlled by, controlling or under common control with Tenant, or to an entity which acquires all or substantially all of the assets of Tenant.

Each assignment to which there has been consent shall be by an instrument in writing in a form satisfactory to Landlord, and shall be executed by the transferor, assignor, sublessor, licensor, concessionaire, hypothecator or mortgagor and the transferee, assignee, sublessee, licensee, concessionaire or mortgagee in such instance, as the case may be and each such transferee, assignee, sublessee, licensee, concessionaire or mortgagee shall agree in writing for the benefit of the Landlord herein to assume, to be bound by, and to perform the terms, covenants, and conditions of this Lease to be done, kept and performed by Tenant, including the payment of all amounts due or to become due under this Lease directly to Landlord. One (1) executed copy of such written instrument shall be delivered to Landlord. Failure to first obtain in writing Landlord's consent or failure to comply with the provisions of this Section shall operate to prevent any such Assignment from becoming effective.

If Tenant assigns its interest in this Lease, or sublets the leased premises, then the rent due hereunder shall be increased, effective as of the date of such assignment or subletting, to the rental payable by the assignee or sublessee pursuant to such assignment or sublease, if greater than the rent otherwise due hereunder.  In  no  event  shall the monthly  rental  after  such assignment or subletting be less than the monthly rental specified in Article III hereof. Tenant shall also pay all legal fees and other costs incurred by Landlord in connection with Landlord's consideration of Tenant's request for approval of assignments or subleases.

11.2 Corporate Ownership. If Tenant is a corporation, then any transfer of this Lease by merger, consolidation or liquidation, or any change or ownership of, or power to vote the majority of Tenant's outstanding stock, shall not constitute an assignment for the purposes of this section as long as the transferee is the Tenant's shareholder or another corporation or entity in which at least 50% of the equity securities or ownership is owned or possessed, by the Tenant's shareholders or its subsidiaries.

11.3 Assignment by Landlord. If Landlord sells the building (s) or a portion thereof containing the leased premises, or if Landlord assigns its interest in this Lease, and to the extent that such purchaser, tenant or an assignee thereof assumes Landlord's obligations hereunder and is reasonably responsible therefor, the Landlord shall thereupon be relieved of all liabilities hereunder, and this Lease shall remain in full force and effect.

SECTION XII - DESTRUCTION OF PREMISES

12.1 Casualty. In the event of total or partial destruction of the Building or the Leased premises by fire or other casualty, Landlord agrees to promptly restore and repair the Leased Premises at Landlord's expense; provided, however, that Landlord's obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to be made by Landlord, if any. Any insurance proceeds riot used by Landlord in restoring or repairing the Leased Premises shall be the sole property of Landlord. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage thereto. The usable portion of the Leased Premises shall be determined as that part of the Leased Premises that remain weather tight or that are actually used by Tenant. Notwithstanding the foregoing, if the Leased Premises are (1) so destroyed that they cannot be repaired or rebuilt within 180 days from the date on which the insurance claim is adjusted; or (ii) destroyed by a casualty which is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then is case of a clause (1) casualty, either Landlord or Tenant may, or, in the case of a clause (ii) casualty, then Landlord may, upon 30 days written notice to the other party, terminate and cancel this Lease; and all further obligations hereunder shall thereupon cease and terminate.

SECTION XIII - EMINENT DOMAIN

13.1 Total Taking. If all of the leased premises are taken by eminent domain, this Lease shall terminate as of the date Tenant is required to vacate the leased premises and all rentals shall be paid to that date. The term "Eminent domain" shall include the taking or damaging of property by, through or under any governmental authority, and by purchase or acquisition in lieu thereof.

13.2 Partial Taking. If in the event of a taking of all or any part of the leased premises by eminent domain or a taking of a portion of the building which adversely and materially affects Tenant's use of the leased premises, renders the remainder thereof unusable for the business of Tenant, this Lease may, at the option of either party, be terminated by written notice given to the other party not more than thirty (30) days after Landlord received notice of the taking, and such termination shall be effective as of the date when Tenant is required to vacate the portion of the leased premises so taken. If this Lease is so thereof assumes Landlord's obligations hereunder and is reasonably responsible therefor, the Landlord shall thereupon be relieved of all liabilities hereunder, and this Lease shall remain in full force and effect, terminated, all rent shall be paid to the date of termination. Whenever any portion of the leased premises is taken by eminent domain and this Lease is not terminated, Landlord shall at its expense proceed with all reasonable dispatch to restore the remainder or the leased premises to the condition it was in immediately prior to such taking, and Tenant shall at its expense proceed with all reasonable dispatch to restore its fixtures, furniture furnishings, floor coverage, and equipment to the same condition they were in immediately prior to such taking. The rent payable hereunder shall be equitably adjusted in accordance with the effect of such taking on the leased premises.

      13.3 Damages. Landlord reserves all right to the entire damage award or payment for any taking by eminent domain or a transfer in lieu thereof, and Tenant waives all claim whatsoever against Landlord for damages for termination of its leasehold interest in the remises or for interference with its business. Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment as Landlord may from time to time request. Tenant shall, however, have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant's merchandise, furniture, trade fixtures and equipment or for damage to Tenant's business; provided however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord's damages.

SECTION XIV - DEFAULT OF TENANT

14.1 Defaults. Time is of the essence hereof, and if Tenant violates or breaches or fails to keep or perform any covenant, term or condition of this Lease, and if such default or violation continues for or is not remedied within thirty (30) days (or, if default in the rent is involved, within ten (10) days after receipt of notice in writing thereof given by Landlord to Tenant specifying the matter claimed to be in default, or for a default or violation that cannot be remedied within said thirty (30) days if Tenant has not commenced to remedy the same within thirty (30) days following receipt of said notice, Landlord, at its option, may immediately declare Tenant's rights under this Lease terminated, or re-enter and attempt to relet without terminating this Lease, and remove all persons and property from the leased premises, and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of any trespass, or becoming liable for any loss or damage caused thereby. If Landlord, without terminating this Lease, either (a) elects to re-enter and attempts to relet as herein before provided, or (b) takes possession pursuant to legal proceedings, or (c) takes possession pursuant to any notice provided by law, then it may re-let the leased premises or any part

                             E-49
thereof for such term or terms (which may be for a term extending beyond the term of this lease) and at such rental or rentals and upon such other terms and conditions as Landlord in is sole discretion deems advisable. Upon each such re-letting, all rentals received by Landlord from such re-letting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such re-letting, including brokerage fees and attorneys' fee; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. If rentals received from such re-letting, during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord.

No such re-entry or taking possession of the leased premises by Landlord shall be construed as an election on its part to terminate this Lease unless Landlord so notified Tenant in writing or unless the termination thereof is found by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. If Landlord at any time terminates this Lease, in addition to any other remedies which it may have, it shall have the right to recover from Tenant
(a) an amount equal to the excess, if any, of the aggregate amount of rent and additional rent reserved in this Lease for the remainder of the stated term over the aggregate of the then reasonable rental value of the leased premises under a lease substantially similar to this Lease for the remainder of the stated term both reduced to the then present worth, and (b) all other damages and expenses, including reasonable attorneys'fees and the cost of recovering the lease premises, that Landlord has sustained because of Tenant's default. In determining the aggregate amount of such rent and additional rent, the annual rent for each year of the unexpired term of this Lease shall be equal to the average annual minimum rent paid by Tenant from the commencement of the term of this Lease to the time of default, or during the preceding three (3) full calendar years, whichever period is shorter.

14.2 Remedies Cumulative; Waiver. Landlord's remedies hereunder are cumulative, and Landlord's exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or alter, affect or prejudice any other fight or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent nor any other acts or omissions of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease upon the written notice provided for herein at any time that cause for cancellation or forfeiture may exist, or be construed so as at any future time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

SECTION XV - ACCESS BY LANDLORD

15.1 Right of Entry. Landlord and its agents shall have the right to enter the leased premises at any time to examine the same, and to show them to prospective purchasers or tenants, and to make such repairs, alterations, improvements or additions as may be necessary. In non emergency situations Landlord shall give 24 hours notice of intent to enter and be accompanied by a representative of Tenant (if Tenant so requests), If Tenant is not personally present to permit entry and an entry is necessary or permissible, Landlord may enter the same by master key, without rendering Landlord liable therefor. Nothing contained herein shall be construed. to impose upon Landlord any duty of repair of the building except as specifically provided for herein. Landlord shall at all times in connection with any such entry use reasonable efforts not to unreasonably interfere with the conduct of Tenant's business and to give utmost attention and consideration to the security of the leased premises and the protection of Tenant's trade secrets.

15.2 Default of Landlord. If Landlord defaults in the performance of any covenant required to be performed by Landlord, Tenant may serve upon Landlord a written notice specifying the default. If Landlord does not remedy the default within sixty (60) days following receipt thereof or, in the case of a default which takes more than sixty (60) days to cure if Landlord has not commenced to remedy the same within sixty (60) days following receipt thereof, Tenant may, following the giving of the notice required under terms of Section 1 S. 1 hereof, give Landlord notice of termination of this Lease, with unearned rent being prorated to the date of termination. If Landlord fails to timely cure the default after ' notice has been given, in lieu of termination of this Lease, Tenant, at its sole option, may cure Landlord's default and offset the reasonable expense thereof against rent thereafter accruing.

SECTION XVI - SURRENDER OF LEASED PREMISES

16.1 Surrender of Possession. Tenant shall promptly yield and deliver to Landlord possession of the leased premises upon the expiration or earlier termination of this Lease. Landlord may place and maintain a "For Rent" sign in conspicuous places on the leased premises for sixty (60) days prior to the expiration or earlier termination of this Lease.

16.2 Holding Over. In the event of a holding over by Tenant after expiration or termination of this Lease without the consent in writing of Landlord, Tenant shall be deemed a Tenant at sufferance and shall pay rent for such occupancy at the  rate  of
twice the last-current aggregate Base and Additional Rent, prorated for the entire holdover period, plus all attorney's fees and expenses incurred by Landlord in enforcing its rights hereunder, plus any other damages occasioned by such holding over. Except as otherwise agreed, any holding over with the written consent of Landlord shall constitute Tenant a month-to-month Tenant.

SECTION XVII - QUIET ENJOYMENT

17.1 Landlord's Covenant. Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease on its part to be performed, shall have and quietly enjoy the leased premises for the term set forth herein, if its performance of such terms, covenants and conditions continues for such period.

SECTION XVIII - MISCELLANEOUS

18.1 Notices. Any notices required in accordance with any of the provisions herein shall be delivered or mailed by registered or certified mail to the Landlord at P.O. Box 64110, St. Paul, MN 55164-0-110, or to such other place as Landlord may from time to time direct in writing, and to Tenant at 3140 Neil Armstrong Blvd., Suite 226, Eagan, MN 55121, or to such place as the Tenant may from time to time direct in writing. If Tenant is a partnership or joint enterprise, any notice required or permitted hereunder may be given by or to any one partner thereof P with the same force and effect as if given by or to all thereof. A notice shall be deemed received two (2) days after the postmark affixed on the envelope by the United States Post Office.

18.2 Successors or Assigns. All the terms, conditions, covenants, and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, and their respective heirs, administrators, executors, successors, and permitted assigns, and upon any person or persons coming into ownership or possession of any interest in the leased premises by operation of law or otherwise, and shall be construed as covenants running with the land.

18.3 Insolvency. If a petition is filed under the United States Bankruptcy Act or other law to have Tenant dissolved or liquidated, or if a trustee or receiver is appointed for Tenant's assets under said Bankruptcy Act or other law or if a proceeding is commenced to foreclose any mortgage or any other lien on Tenant's interest in the leased premises or on personal property kept or maintained thereon, or if Tenant makes an assignment for the benefit of creditors, the Tenant shall be deemed in default hereunder.

18.4 Tenant Defined. The word "Tenant" as used herein shall mean each and every person, partnership or corporation who is mentioned  as  a  Tenant  herein or who executes  this  Lease  as
Tenant- If there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements herein.

18.5 Brokers' Commission. Tenant agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys' fees) arising from any claims or demands of any broker(s) or finders, for any commission alleged to be due in connection with its having introduced Tenant to the premises or participating in the negotiations with the Tenant of this lease.

18.6 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstances is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law. Furthermore, in lieu of invalid or unenforceable provisions, there shall be automatically added as part of this Lease a provision as similar in intent and effect to the stricken provision as may be possible while still being valid and enforceable.

18.7 Recording. Tenant shall not record this Lease without the prior written consent of Landlord. However, upon the request of either party hereto, both parties shall execute a memorandum of this Lease, in a form customarily used for the purpose of recordation. Said memorandum of this Lease shall describe the parties, the leased premises and the term of this Lease and shall incorporate this lease by reference.

18.8 Subordination. Notice to Mortgagee; Attornment. This Lease shall be subordinate to any existing or future mortgages or deeds of trust on the building or on the leasehold interest held by the Landlord, and to any extensions, renewals, or replacements thereof; provided, however, that the Tenant's possession of the leased premises, use of common areas and facilities, and all the Tenant's other rights and benefits hereunder shall not be disturbed or in any way interfered with so long as the Landlord has no right to terminate this Lease or re-enter the leased premises pursuant to Section XIV of this Lease during the original lease term or any extension thereof. Tenant shall, within ten (10) days of Landlord's request, execute and deliver to or as directed by the Landlord instrument or certificates stating the terms of the foregoing subordination and estoppel certificates reciting facts regarding the existence and status of this Lease, prepared by or at the request of the Landlord or any mortgagee or secured party. The Tenant shall mail duplicate copies of all notices of default it is giving to the Landlord to the first five (5) mortgagees or secured parties who request in writing that the Tenant do so, which writing shall be actually received by the Tenant prior to the Tenant giving its notice of default to the Landlord and which writing shall designate the address to which the Mortgagee's or secured party's duplicate copy is to be mailed- Tenant agrees to attorn to Landlord's successor following any foreclosure, sale or transfer in lieu thereof.

18.9 Force Majeure. Neither Landlord nor Tenant shall be in default hereof nor liable for damages from their failure to perform their duties or obligations hereunder if due to causes beyond their reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, fire, floods, windstorm, earthquake, strikes or other labor disturbances, civil commotion, or war; provided, however, that the foregoing shall not excuse Tenant from its failure to pay amounts due under terms of sections 3.1, 3.2, 3.3, 5.1, 5.2, 5.3, 9.3, or 10.4, 19-1 hereof or its failure to perform its obligations under terms of sections 8.1 or 10.2 hereof, which failure shall constitute default by Tenant.

18.10 Smoking. Smoking is prohibited in the building common areas and in the leased premises.

SECTION XIX - ENVIRONMENTAL

19.1 Tenant agrees to indemnify and hold landlord harmless from all claims which may be asserted against landlord resulting from the release of any hazardous or toxic substance placed or caused to be placed on the premises by tenant. In the event that any cleanup or other response is required on the premises as a result of any such substance release, tenant shall be responsible for performing and paying for such cleanup. If the tenant does not perform the necessary cleanup in a timely manner the lessor can perform the cleanup at the tenants expense. Tenant is also agrees to notify Landlord of any spill or environmental problem. Tenant will allow Landlord reasonable environmental inspection. Tenant will not be responsible for any environmental problem preexisting its tenancy. Landlord agrees to indemnify and hold Tenant harmless from all claims which may be asserted against Tenant resulting form the release of any hazardous or toxic substance located at the building, unless such hazardous or toxic substances are present solely as a result of the actions of Tenant, its officers, agents, employees, invitees and contractors.

SECTION XX - EXECUTION OF LEASE

20.1  Execution  by  Landlord  and Tenant-  Approval  of  Lender.
Landlord shall not be deemed to have made an offer to Tenant by furnishing Tenant with a

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copy of the Lease with particulars inserted.  Notwithstanding that
Landlord has received a deposit and a copy of the Lease which Tenant has executed, no contractual or other rights shall exist or be created between Landlord and Tenant until all parties hereto have executed this Lease and, if so indicated by Landlord, until it has been approved in writing by Landlord's lender(s) and fully executed copies have been delivered to Landlord and Tenant. Tenant agrees to make such changes herein as may be requested by Landlord's lender(s) so long as such do not increase amounts due from Tenant hereunder or otherwise substantially alter its rights hereunder.

SECTION XXI - ENTIRE AGREEMENT-APPLICABLE LAW

21.1 Entire Agreement-Applicable Law. This Lease, and the Exhibits attached hereto this reference incorporated herein, set forth the entire agreement, of Landlord and Tenant concerning the leased premises, and there are no other agreements or understanding, oral or written, between Landlord and Tenant concerning the leased premises. Any subsequent modification or amendment of this Lease shall be binding upon Landlord and Tenant only if reduced to writing and signed by them. This Lease shall be governed by, and construed in accordance with the laws of the State where the premises are located.

SECTION XXII - IMPROVEMENTS

22.1 Improvements. Landlord, at its cost, will complete the tenant improvements as outlined in Exhibit C attached hereto and made a part hereof. The tenant improvements shall include all work necessary to provide Tenant with finished space ready for occupancy, except for telephone outlets and wiring. The finished space shall include the following: basic electrical wiring, outlets (does not include dedicated circuits), non-parabolic standard florescent lighting, sprinkler relocation, all dernising walls finished and painted as shown on Exhibit C (uninsulated 9 interior walls and insulated to deck common walls), heating and cooling ventilation, W look ceiling tiles, upgraded carpet (solid color chosen from Landlord's samples) and base, metal framed solid core doors (with one side light on the entry door), and one lock set for the main entrance door.

SECTION XXIII - RELOCATION

23.1  Relocation. Tenant agrees that Landlord may relocate Tenant to  other space in the building containing substantially the same amount of rentable square feet as is contained in the premises, provided that the actual cost of physically relocating Tenant (excluding any and all consequential or other costs to Tenant)
and  the cost of altering the new space to make it comparable  to the  premises  is borne by the Landlord; provided, however,  that
Landlord  may not
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exercise said right to relocate Tenant if the premises consist of more than ten percent of the rentable square feet in the building.
In addition, Landlord shall pay costs incurred by Tenant as a result of the relocation, including without limitation costs incurred in changing addresses on stationary, business cards, directories, advertising and other such items, but in no event shall Landlord's obligation to pay costs imposed in this sentence exceed the sum of
$500. In the event that the new premises in which the Tenant is relocated does not consist of the identical number of rentable square feet as specified in this Lease, the parties shall execute an instrument specifying the new number of square feet in the premises and the change  in  the number of square feet contained in  the  premises shall  be  effective as of the date on which the Tenant  occupies the new premises in which it is relocated.
TENANT:                                 LANDLORD:

_____________________________           DDBD, Inc.


By:__________________________           By:

ITS:__________________________          ITS:

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EXHIBIT A
(LEGAL DESCRIPTION)

Lot 4, Block 1, Eagandale Corporate Square, according to the recorded plat thereof in Dakota County, Minnesota.


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Exhibit B

Demised Premises

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Exhibit C

Unnsulated 9 interior walls and insulated to deck common walls

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